Exhibt 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 2, 2006, in the Prospectus Supplement dated March 31, 2006 which is part of the Registration Statement (Form S-11 No. 333-125643) and related Prospectus of Wells Real Estate Investment Trust II, Inc. for the registration of 300,600,000 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, GA

March	31, 2006